Exhibit 16.1

January 18, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Ladies and Gentlemen:

On January 13, 2010, we provided notice of our resignation as the independent registered public accounting firm for Life Partners Holdings, Inc. (the “Company”).  We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated January 18, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Eide Bailly LLP
Minneapolis, Minnesota

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